EXHIBIT 2.1(iv)

                   SECURITYHOLDERS' AGREEMENT


     THIS SECURITYHOLDERS' AGREEMENT (this "Agreement") is made and entered into as of February 29, 2000 by and among HON INDUSTRIES INC., an Iowa corporation ("HON"), HEARTH TECHNOLOGIES INC., an Iowa corporation ("HTI"), RON F. SKORONSKI ("Skoronski"), KIRK R. SORENSEN ("Sorensen"), MADISON FIRE PLACE, INC., a Wisconsin corporation ("Madison"), FIREPLACE & SPA, INC., a Wisconsin corporation ("FPSI"), THE MINOCQUA FIREPLACE COMPANY, a Wisconsin corporation ("Minocqua", and collectively with Skoronski, Sorensen, Madison and FPSI, the "Allied Sellers"), AMERICAN FIREPLACE COMPANY, a Maryland corporation ("AFC"), HEARTH & HOME, INC., a Maryland corporation ("H&H", and collectively with AFC, the "AFC Sellers") and each of the other persons who will become securityholders of HTI and who are set forth on Exhibit 1.1(b) to this Agreement (the "Additional Securityholders"). The Allied Sellers, the AFC Sellers and the Additional Securityholders are hereinafter sometimes referred to individually each as a "Securityholder" and collectively as the "Securityholders". Capitalized terms used herein but not defined herein shall have the meanings set forth in the Purchase Agreements referred to below.

                     W I T N E S S E T H:

     WHEREAS, the authorized capital stock of HTI consists of 10,000,000 shares of Common Stock, $1.00 par value per share (the
"Shares");

     WHEREAS, pursuant to the Purchase Agreement dated as of the January 28, 2000 among HON, HTI and the Allied Sellers (the "Allied Purchase Agreement"), and the Purchase Agreement dated as of January 28, 2000 among HON, HTI and the AFC Sellers (the "AFC Purchase Agreement", and collectively with the Allied Purchase Agreement, the "Purchase Agreements"), HTI acquired substantially all the assets of Madison, FPSI, Minocqua and the AFC Sellers and all issued and outstanding stock of Allied Fireside, Inc., a Wisconsin corporation (the "Acquisitions"), as of the date hereof;

     WHEREAS, as a result of the Acquisitions, the Securityholders will receive $53,000,000 in aggregate principal amount of 5.5% Convertible Debentures due February 28, 2005 of
HTI ("Debentures"), convertible into 67,358 Shares as of the date hereof;

     WHEREAS, after the AFC Sellers' acquisition pursuant to the AFC Purchase Agreement of Debentures in an aggregate principal amount of $26,500,000, the AFC Sellers will distribute all such Debentures to the Additional Securityholders in the respective amounts set forth on Exhibit 1.1(b) hereto;

     WHEREAS, HON owns all of the issued and outstanding Shares;
and

     WHEREAS, it is a condition precedent to the consummation of the Acquisitions that HON, HTI and the Securityholders enter into this Agreement.

     NOW THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties agree as follows:

           ARTICLE I - REPRESENTATIONS AND WARRANTIES

     1.1  Representations and Warranties of the Securityholders.
The Securityholders hereby severally, but not jointly, represent and warrant to HON and HTI that:

          (a) Power and Authority. Each of the Securityholders has the full legal right, capacity and power, and all authorization and approval, if any, required to enter into this Agreement.

          (b) Ownership of Debentures. (i) Immediately after the Effective Time, the Allied Sellers and the AFC Sellers (collectively, the "Sellers") will own beneficially and of record the respective principal amount of Debentures set forth opposite their respective names on Exhibit 1.1(b) attached hereto, in each case with valid marketable title thereto, free and clear of all Liens other than Permitted Pledges (as hereinafter defined).

               (ii) Following the receipt by the AFC Sellers of their Debentures, the AFC Sellers will distribute to the Additional Securityholders the respective principal amount of Debentures set forth opposite their respective names on Exhibit 1.1(b) attached hereto, who will then own beneficially and of record such Debentures, in each case with valid marketable title thereto, free and clear of all Liens other than Permitted Pledges.

          (c)  Investment Matters.   (i)  Each Securityholder is
     a resident of the state set forth opposite their respective name on Exhibit 1.1(b) and, if acquiring Debentures, is acquiring the Debentures solely for investment, for such Securityholder's own account, and has no present intention of reselling or otherwise distributing the Debentures or the Shares into which the Debentures are convertible (collectively, the "Debenture Securities"). Except for this Agreement, the Securityholders have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or that is likely to compel, a disposition in any manner of any of the Debenture Securities except as described in Section 1.1(b)(ii). Each Securityholder has been represented by First Union Securities, Inc. (f/k/a Bowles, Hollowell, Conner) as such Securityholder's "purchaser representative" ("Purchaser Representative") within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Act.

               (ii) Each Securityholder, alone or with such Securityholders' Purchaser Representative, has sufficient knowledge and experience in financial and business matters that he, she or it is capable of evaluating the economic risks of an investment in the Debenture Securities (including, without limitation, the information described in Section 1.1(x)). Each Securityholder's financial condition is currently adequate to bear the economic risks of an investment in the Debenture Securities. Each Securityholder has received such written information respecting the business and financial condition of HTI and the Companies as is necessary to evaluate the merits and risks of an investment in the Debenture Securities (including, without limitation, the information described in Section 1.1(x)). Each Securityholder has read and understands such information in its entirety, and is not relying on any other information (whether written or oral) with respect to his, her or its decision to invest in the Debenture Securities. Each Securityholder has had an opportunity to ask questions of officers of HON and HTI regarding the financial merits and risks of the investment in the Debenture Securities, and, to the extent any Securityholder has taken advantage of such opportunity, such Securityholder has received satisfactory answers concerning such matters.

               (iii)  Each Securityholder is aware that the
          Debenture Securities have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws ("Blue Sky Laws"), based in part on the Securityholders' representations herein. Each Securityholder is aware that such Debenture Securities may therefore not be sold or transferred unless (A) subsequently registered under the Act and/or the Blue Sky Laws, or (B) in the written opinion of counsel (in form and substance reasonably satisfactory to HTI), a sale or transfer may be made without registration thereunder. Each Securityholder understands that he, she or it must bear the economic risk of the investment in the Debenture Securities until either condition (A) or (B) of this paragraph is satisfied.

               (iv)  Each Securityholder understands and
          acknowledges that, in accordance with the requirements of the Act, the rules and regulations thereunder and the Blue Sky Laws, a legend will be placed on any certificate representing the Debenture Securities to the effect that such Debenture Securities have not been registered under the Act or any applicable Blue Sky Laws and that such Debenture Securities may not be resold unless registered under the Act and any applicable Blue Sky Laws or is exempt therefrom.

               (v) Each Securityholder understands that there is no public market for the Debenture Securities and, accordingly, it may not be possible for him, her or it to liquidate his, her or its interest in the Debenture Securities for a substantial period of time. Each Securityholder understands that there can be no assurance that any public market for the Debenture Securities will exist at any time in the future, and that HON has no present plan or intention of "spinning off" HTI or otherwise making an initial public offering of any or all of its Shares. In addition, each Securityholder understands that immediately after the Acquisitions, HON will be the owner of more than 99% of the issued and outstanding shares of capital stock of HTI and that even after conversion of all Debentures, HON will be entitled to elect all members of the Board of Directors of HTI.

               (vi) Each Securityholder, alone or with such Securityholder's Purchaser Representative, has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the transactions contemplated by the Purchase Agreement to which such Securityholder is party.

               (vii) Each Securityholder understands that any financial projections provided by HON or HTI should be considered speculative and qualified by the assumptions stated therein. Each Securityholder understands that such projections are based on assumptions believed to be reasonable at the time of their preparation, but they are subject to a high degree of uncertainty and cannot be relied upon as a prediction of future results.

               (viii)  Each Securityholder understands and
          acknowledges that none of HON, HTI, or any of their officers, directors, affiliates, employees, agents or advisors, has made any representation, warranty or assurance regarding the tax consequences of the Acquisitions, and that he, she or it is relying upon the advice of his, her or its own tax advisor with respect to the tax consequences of the Acquisitions.

               (ix)  Each Securityholder qualifies as an
          "accredited investor" under Regulation D promulgated by the Securities and Exchange Commission under the Act.

               (x) Each Securityholder has been provided with copies of HON's 1998 Annual Report to Shareholders and Form 10-K for the fiscal year ended January 2, 1999, Notice of Annual Meeting and Proxy Statement dated March 29, 1999, and Form 10-Qs for each of the fiscal quarters ended April 3, 1999, July 3, 1999, and October 2, 1999, which include, among other things, information regarding HTI.

     1.2 Representations and Warranties of HON and HTI. HON and HTI hereby jointly and severally represent and warrant to each of the other Securityholders that each of the representations and warranties made in Sections 5.3 and 5.4 of the Purchase Agreements are true and correct, each of which are incorporated herein by reference, but which representations and warranties shall expire on the respective dates set forth in Section 11.5 of the Purchase Agreements.

     ARTICLE II - RESTRICTIONS ON TRANSFER; ADVISORY BOARD

     2.1 Restriction Prior to Fifth Anniversary. Except for Transfers of Securities to HON or HTI in accordance with this Agreement or as provided in Section 1.1(b)(ii), during the period ending on the fifth anniversary of this Agreement, no Securityholder shall sell, assign, transfer, give away or in any other manner dispose of or alienate, whether by operation of law or otherwise (hereinafter sometimes collectively referred to as a "Transfer") any securities of HTI including, without limitation, any capital stock or any securities evidencing the right to acquire capital stock, any convertible debentures or other convertible debt, that now is or hereafter may be owned by such Securityholder, including the Debenture Securities (collectively, the "Securities").

     2.2 Restriction On and After Fifth Anniversary. Except for Transfers of Securities to HON or HTI in accordance with this Agreement or as provided in Section 1.1(b)(ii), on and after the fifth anniversary of the date of this Agreement, no Securityholder shall Transfer (as defined in Sections 2.1 and 2.3) any Securities which now or hereafter may be owned by him, her or it until such Securityholder (hereinafter sometimes referred to as the "Offeror") first shall have offered in writing to HON the Securities which he, she or it then so desires to Transfer, and HON shall have rejected the offer in writing or shall have failed to accept the offer to purchase all such Securities within 20 days of receipt of the offer or failed after such acceptance to purchase all such Securities in violation of
Section 2.6. Any Transfer occurring after such rejection or failure to accept or close by HON shall be subject to the terms of Section 2.12.

     2.3 Definition of "Transfer". For purposes of this Agreement, a Transfer of Securities shall include what is normally and customarily considered a sale, exchange, assignment, transfer, distribution, gift, disposition or alienation. Notwithstanding the foregoing, a Transfer of Securities shall not include a transfer, assignment or gift of Securities to or from any other Securityholder, or to any member of the Immediate Family of a Securityholder during the life of the Securityholder or upon the death of the Securityholder, provided that such transferee agrees in writing to be bound by the terms of this Agreement. "Immediate Family", as used herein, shall mean (a) the spouse, any child or grandchild, any sibling and any child of any such sibling, of a Securityholder, and (b) any trust or limited partnership created for the benefit of the Securityholder, or any of the persons described in clause (a) of this Section 2.3. Notwithstanding the foregoing, a Transfer shall not be deemed to include any conversion of Debentures into Shares by any Securityholder pursuant to the terms of the Debentures.

     2.4 Terms of Offer. The offer of the sale of the Securities by the Offeror to HON shall be signed by the Offeror, and shall include a statement of intention to Transfer said Securities, the name and address of the prospective purchaser of said Securities, if any, the number of Securities involved, and the price and terms of any such transaction (including a copy of any written offer or purchase contract). The purchase price for the Securities offered by the Offeror shall be equal to the price that the prospective purchaser has offered or agreed to pay.

     2.5 Acceptance of Offer. If HON accepts such offer within the applicable time period, the acceptance shall create a legally binding contract between the Offeror and HON to acquire the Securities on the same terms and conditions as those agreed to by the third party prospective purchaser (excluding any due diligence conditions or contingencies required by such purchaser).

     2.6 Transfer Closing. The closing of a Transfer of Securities pursuant to an offer that has been validly accepted by HON shall take place within 30 days after the acceptance of the offer. At the closing, the Offeror shall deliver to HON the certificate(s) evidencing the Securities subject to the Transfer, properly endorsed for transfer or accompanied by stock powers endorsed to HON or its designated assignee, and HON shall deliver to the Offeror such certified or cashier's checks and such other documents as are reasonably necessary and customary to consummate such transaction.

     2.7 Release From Restriction. If HON does not purchase all the Securities proposed to be transferred by the Offeror, the Offeror may (a) sell to HON such number of offered Securities as HON has agreed to purchase pursuant to the terms of this
Article II, (b) make a bona fide Transfer of all the Securities so offered to the prospective purchaser named in the offer theretofore made by the Offeror to HON, or (c) sell to HON such number of offered Securities as HON has agreed to purchase pursuant to the terms of this Article II and Transfer the remainder of the Securities to the prospective purchaser in a bona fide Transfer; provided, however, that any such Transfer shall not be made at any price or on any terms that are more favorable than those stipulated in such offer. If the Offeror shall fail to make any such Transfer within 90 days following the expiration of the periods of time provided above for the election by HON, such Securities shall again become subject to the Transfer restrictions of this Article II.

     2.8 Restrictions on Pledging; Improper Transfer. Notwithstanding any other provision of this Agreement, except for a pledge to HON or the lender making the loan referred to in
Section 4.5 of the AFC Purchase Agreement by a Securityholder who is an Affiliate of an AFC Seller (a "Permitted Pledge"), no Securityholder may pledge or hypothecate all or any portion of the Securities in any manner without the prior written consent of HON. Any purported Transfer, pledge or hypothecation in violation of this Agreement shall be null and void and of no force or effect.

     2.9 Involuntary Transfers. In the event of a Transfer of any Securities owned by any Securityholder by operation of law or pursuant to or by virtue of any proceeding at law, in equity or otherwise, or by the involuntary act of the holder or owner of said Securities and such Securities shall not have been offered to HON pursuant to this Article II, then the right of first refusal provided for in Section 2.2 shall become effective upon the happening of any such event and the period of time within which HON may exercise its rights to acquire said Securities shall commence as of the date HON actually receives notice of the occurrence of any such event. The purchase of such Securities shall be effected in the same manner as provided in this
Article II, except that the purchase price of such Securities shall be the Put Price (as hereinafter defined).

     2.10 Debenture Certificate Legend. Upon the execution of this Agreement, certificates evidencing the Debentures subject to this Agreement issued to the respective Securityholders shall be endorsed with the following notice:

          "NOTICE: This debenture and the rights represented hereby are subject to the restrictions and options stated in, and may not be sold, transferred, encumbered, or otherwise disposed of in any manner, voluntarily or involuntarily, except upon compliance with the provisions of the Securityholders' Agreement (and any amendments thereto) dated February 29, 2000, by and among HON INDUSTRIES Inc., Hearth Technologies Inc., and certain Securityholders thereof. Copies of such agreement are on file in the offices of Hearth Technologies Inc., and the provisions of such agreement are incorporated herein by reference."

     2.11 Stock Certificate Legend. Following the execution of this Agreement, certificates evidencing any Securities, other than Debentures, subject to this Agreement which may be issued from time to time to the respective Securityholders shall be endorsed with the following notice:

          "NOTICE: This certificate and the shares of stock represented hereby are subject to the restrictions and options stated in, and may not be sold, transferred, encumbered, or otherwise disposed of in any manner, voluntarily or involuntarily, except upon compliance with the provisions of the Securityholders' Agreement (and any amendments thereto) dated February 29, 2000, by and among HON INDUSTRIES Inc., Hearth Technologies Inc., and certain Securityholders thereof. Copies of such agreement are on file in the offices of Hearth Technologies Inc., and the provisions of such agreement are incorporated herein by reference."

     2.12 Rights of Transferees. The Transfer of Securities by a Securityholder to any transferee (other than as provided in Section 1.1(b)(ii)) shall not be deemed to have been consummated until the transferee executes and delivers to HTI, HON and to each of the other Securityholders a written agreement to be bound by all of the terms and conditions of this Agreement (including, without limitation, the terms and conditions of this Article II).

     2.13 Securities Owned by HON. Nothing in this Agreement shall be construed to restrict or prevent HON from any Transfer of any or all Securities owned by it in any manner whatsoever.

     2.14 Termination of Restriction on Transfer. Following the consummation of a Public Offering prior to the third anniversary of the date of this Agreement, the restrictions on transfer set forth in this Article II, and the right of HTI to purchase Debenture Securities pursuant to Section 4.2, shall terminate as to the following percentages of the original principal amount of the Debenture Securities on the dates set forth below provided that during the period from the Closing through such dates (each a "Release Date") and with respect to holders of Debenture Securities who have executed an Employment Agreement (as hereinafter defined), such holders shall have been continuously employed pursuant to such holder's Employment Agreement:


Percentage Released              Date Through Which
                                 Securityholder Must Be
                                 Employed

33 1/3%                          First Anniversary of Closing

33 1/3%                          Second Anniversary of Closing

33 1/3%                          Third Anniversary of Closing

The restrictions on transfer set forth in this Article II shall terminate upon the consummation of a Public Offering after the third anniversary of the date of this agreement. "Public Offering" means the consummation of the sale of Shares of HTI pursuant to an effective registration statement filed by HTI under the Securities Act of 1933 in connection with the initial firm commitment underwritten offering to the general public of Shares following which the Shares are either listed on a national securities exchange or authorized for quotation on NASDAQ.

     2.15 Advisory Board. The AFC Sellers and any Additional Securityholders receiving Debentures upon any dissolution of an AFC Seller (the "AFC Group") shall be entitled to designate, by vote of holders of a majority of Securities held by the AFC Group (which shall be measured as to debt securities (including Related Debentures) on the basis of the principal amount of the debt securities held by the Securityholders), one representative member of HTI's advisory board (the "Advisory Board") so long as Securities held by the AFC Group remain outstanding and are subject to the provisions of Section 3.1, 4.1 or 4.2. The Allied Sellers and any Additional Securityholders receiving Debentures upon any dissolution of an Allied Seller (the "Allied Group") shall also be entitled to designate, by vote of holders of a majority of Securities held by the Allied Group (measured as aforesaid), one representative member of the Advisory Board so long as Securities held by the Allied Group remain outstanding and are subject to the provisions of Sections 3.1, 4.1 or 4.2. Any such designee must be a full-time employee of HTI or one of its subsidiaries (or, if the Allied Group designates Skoronski, serving in accordance with the terms of his Employment Agreement) to be eligible to serve on the Advisory Board.

                    ARTICLE III -  PUT RIGHT

     3.1 Put Right. After the third and prior to the fifth anniversary of the date of this Agreement, each Securityholder shall have the right (the "Put Option"), exercisable by giving written notice to HTI (a "Put Notice"), to require HTI to purchase from such Securityholder, at a price equal to the Put Price (as defined in Section 3.2), all or any portion of the Securities owned by such Securityholder; provided, however, that if the Securityholder or any Affiliate or shareholder of such Securityholder has executed an Employment and Non-Competition Agreement with HTI or one of its Affiliates (a "Restricted Holder"), such Securityholder may not exercise the Put Option under the circumstances entitling HTI to a First Call Option.

     3.2 Put Price. The purchase price for any Securities subject to a Put Option (the "Put Price") shall be equal, as applicable, to: (a) in the case of Debenture Securities subject to the Put Option, the greater of (I) the face value of the Debentures plus accrued but unpaid interest thereon to the date of redemption, and in the case of Shares converted from Debentures that are subject to the Put Option, the face value of the Debentures from which such Shares were converted, plus accrued but unpaid interest thereon, if any, to the date of conversion (such Debentures, the "Related Debentures"), or (II) the Equity Value (as hereinafter defined) of the Shares (on an as converted basis) subject to the Put Option; (b) with respect to Securities, other than Debenture Securities described in (a) above, which are non-convertible debt ("Nonconvertible Debt"), the face amount of such debt, plus accrued and compound interest thereon, if any, to the date of redemption, without any discount; (c) with respect to Shares other than Debenture Securities set forth in (a) above ("Additional Shares"), the Equity Value of such Shares, and (d) with respect to debt securities, other than Debenture Securities, that are convertible into Shares ("Additional Convertible Securities"), the applicable price as may be agreed to by the Securityholders and HTI and set forth in such Additional Convertible Securities.

     "Equity Value" shall be equal to (a) (i) 7.25 times the Consolidated EBITDA (as defined on Exhibit 3.2) of HTI for the four full fiscal quarters immediately preceding the month in which the Put Option is exercised (the "Measurement Period"), minus (ii) total Average Indebtedness of HTI on a consolidated basis for the applicable Measurement Period, plus (iii) total Average Cash of HTI on a consolidated basis during the applicable Measurement Period, multiplied by (b) (i) the number of Shares (on an as converted basis) subject to the Put Option divided by
(ii) the number of issued and outstanding Shares (on a fully-diluted, as converted basis) at the time the Put Option is exercised. The Equity Value shall be increased by the amount, if any, of Pro Rata Disposition Proceeds (as defined below) if the amount of Pro Rata Disposition Proceeds is a positive amount.

     "Indebtedness" means (i) any obligation for money borrowed, including any money borrowed from any Affiliate of HTI, (ii) any obligation evidenced by bonds, debentures, notes, or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any obligation issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable arising in the ordinary course of business), (iv) any capital lease obligation, and (v) any indebtedness with respect to any sale and leaseback transaction that would appear on the balance sheet of HTI in accordance with generally accepted accounting principles; provided, however, any convertible Indebtedness which is treated as Shares in the Equity Value calculation shall be excluded from the calculation of Indebtedness.

     "Average Indebtedness" means the average monthly balance of Indebtedness owing by HTI during the applicable Measurement Period (measured on the basis of month-end balances during the Measurement Period); provided, however, that if Indebtedness is incurred to finance any acquisition completed during a Measurement Period the financial results of which are included in Consolidated EBITDA for such Measurement Period, "Average Indebtedness" shall include the amount of such acquisition Indebtedness owing by HTI as of the end of the applicable Measurement Period.

     "Average Cash" means the lesser of (a) the sum of (i) the average monthly cash (or cash equivalents) balance during the applicable Measurement Period of HTI (measured on the basis of month-end balances during the Measurement Period), (ii) the average monthly amount owing after the date hereof to HTI from Affiliates of HTI in respect of intercompany advances to such Affiliates (measured on the basis of month-end balances during the Measurement Period), and (iii) amounts distributed after the date hereof to shareholders of HTI as a dividend on, or otherwise in respect of, ownership of shares ("Distributions") (other than (A) any amounts that are otherwise accounted for in computing Equity Value, including as Disposition Proceeds, or (B) any Distributions that are made to or in respect of shareholders of HTI, which are Distributions to the Securityholders in accordance with their pro rata fully diluted, as converted, equity interest), or (b) the total Average Indebtedness during the applicable Measurement Period.

     "Average Indebtedness" and "Average Cash" shall be measured without regard to any Indebtedness, or cash or other amounts described in clauses (i), (ii) and (iii) of the definition of Average Cash, existing, incurred, made or distributed, as the case may be, or otherwise set forth on the Financial Statements of HTI, prior to the date of this Agreement.

     "Disposition" means any sale or disposition, whether by stock sale, asset sale, merger, consolidation, spin-off or other sale transaction or series of related sale transactions, prior to the third anniversary of the Closing of any business unit or line of business of HTI which had total annual revenues for the four
(4) fiscal quarters completed immediately prior to the consummation of the sale or disposition equal to or greater than ten percent (10%) of the consolidated revenues of HTI for such four (4) fiscal quarters, adjusted to give effect to the transactions contemplated by the Purchase Agreements as if they had been consummated as of the first day of such four (4) fiscal quarter period, to an entity or individual which or who is not an affiliate of HTI or HON (an "Unrelated Acquiror").

     "Pro Rata Disposition Proceeds" shall be equal to (DP divided by FDS) times SS.

     As used in this Section:

     "DP" or "Disposition Proceeds" equals the proceeds ultimately received by HTI from a Disposition, net of (1) all fees, taxes, repayment of Indebtedness, legal costs, incurred or reserved indemnification amounts, and similar costs, expenses and reserves paid or payable, or that arise or accrue, in connection with such Disposition ("Transaction Costs"), and (2) all Protection Amounts paid or payable, or that arise or accrue, pursuant to the Securityholders' Agreement dated as of October 2, 1996, as amended by Amendment No. 1 to Securityholders' Agreement dated September 30, 1999 and Amendment No. 2 to Securityholders' Agreement dated February 28, 2000 (the "Heat-N-Glo Securityholders' Agreement"). For the avoidance of doubt, "Protection Amounts" shall be computed and disclosed prior to or at the time at which any Put Price is actually paid to a Securityholder whose payments are being reduced by any Protection Amounts. The value of the Disposition Proceeds received and the Transaction Costs shall be reasonably determined in good faith by the Board of Directors of HTI, and an internally prepared computation thereof will be delivered, at the request of any Securityholder, to any such requesting Securityholder, which Schedule shall be considered HTI Information as defined in
Section 7.10. To the extent Disposition Proceeds are based upon consideration that is deferred or contingent, including any reserves ultimately released, the inclusion in Equity Value of Pro Rata Disposition Proceeds attributable to such Disposition Proceeds shall be deferred until the receipt of such consideration.

     "FDS" has the meaning set forth in Section 4.5.

     "SS" means the number of fully-diluted Shares held by persons who, at the time the Disposition is consummated, hold securities of HTI, including without limitation, any capital stock or any securities evidencing the right to acquire capital stock, any convertible debentures or other convertible debt that now is or hereafter may be issued, assuming conversion of all options, warrants, debentures and other rights to acquire Shares.

     3.3 Put Closing. The closing of the purchase of Securities pursuant to a Put Option shall take place at the offices of HON at 10:00 a.m. local time on a date not more than thirty (30) days after the later to occur of (a) the date the Put Notice is received by HTI or (b) the date on which any dispute as to the Relevant EBITDA Report (as hereinafter defined) shall have been resolved pursuant to Section 3.6, as HTI shall specify by notice to each Securityholder that has delivered a Put Notice. HTI shall be entitled to receive customary representations and warranties as to title, no liens, authority and capacity to sell from the selling Securityholder regarding such sale. At the closing, the selling Securityholder shall deliver to HTI a certificate or certificates evidencing the number of Securities then to be purchased by HTI (properly endorsed or accompanied by stock powers or similar appropriate documentation of authority to transfer) against payment at Closing of the Put Price for the Securities subject to the Put Option to such Securityholder by certified or cashier's check or wire transfer.

     3.4 Termination and Limitation of Put Right. (a) The right of Securityholders to put Securities to HTI pursuant to Section
3.1 shall terminate upon the consummation after the third anniversary of this Agreement of a Public Offering.

     (b) HTI shall have no obligation to purchase Securities under Section 3.1 so long as, immediately after giving effect to such purchase, HTI or any of its Affiliates, in the good faith judgment of HTI's or any of its Affiliates' Board of Directors, violates, or is likely to violate, any provision of the Iowa Business Corporation Act or any agreement to which HTI or any of its Affiliates is subject in respect of indebtedness for borrowed money or the deferred purchase price of property, in either of which events HON shall instead purchase such Securities in accordance with the terms and conditions of this Agreement.

     3.5 Adjustment of Equity Value. HTI or its Board of Directors shall adjust the Equity Value as may be necessary to equitably reflect any stock split, stock dividend or similar recapitalization or reorganization of HTI (other than in connection with a business combination, merger, sale of assets or similar transaction) that results in a change in the number of issued and outstanding shares of Common Stock of HTI in order to prevent any dilution or enlargement of Securityholders' rights and obligations under this Article III upon exercise of any Put Option hereunder.

     3.6 Review of Relevant EBITDA Report. Any Securityholder exercising his, her or its Put Option or whose Securities are called pursuant to Article IV shall have 10 business days from the date of such exercise or call in which to review the EBITDA Report (as defined on Exhibit 3.2) setting forth the Consolidated EBITDA for the measurement period governing the computation of the Put Price payable in connection with such exercise or call (the "Relevant EBITDA Report"), and if, in such Securityholder's reasonable judgment, the Relevant EBITDA Report does not fairly present Consolidated EBITDA for the Measurement Period in accordance with Section 3.2 and Exhibit 3.2, any such Securityholder shall have the right to propose an adjustment thereto within such 10-day period. HTI shall, during such 10-day period, provide access to the objecting Securityholders, at such Securityholders' cost, to such supporting documentation as is reasonably requested to evaluate the Relevant EBITDA Report (which documentation shall be considered HTI Information for purposes of Section 7.10). Any such proposed adjustment shall be in writing (the "Adjustment Request"), shall be submitted to HTI within the 10-day period referred to in the preceding sentence of this Section 3.6, and shall specify (i) the amount of the proposed adjustment, (ii) the item to which such proposed adjustment relates, and (iii) the facts and circumstances supporting the reasonableness and propriety of such adjustment under the standards set forth in Section 3.2 and Exhibit 3.2. Unless a Securityholder exercising his, her or its Put Option notifies HTI within such 10-day period that such Securityholder objects to the findings contained in the Relevant EBITDA Report, the Relevant EBITDA Report shall be binding upon all such Securityholders and HTI. HTI and all such Securityholders shall use their best efforts for 15 business days after the submission of any Adjustment Request to agree upon any proposed adjustments to the Relevant EBITDA Report. Any dispute as to any item or items set forth in the Adjustment Request of the Relevant EBITDA Report that is not resolved by HTI and the Securityholders during such 15-day period shall be submitted for resolution of such item or items to a mutually acceptable "Big Five" independent public accounting firm (other than the accounting firm then serving HON, HTI, or their Affiliates), whose costs shall be borne half by HTI and half by the objecting Securityholder(s). The decision of such firm shall be final and binding on HTI and such Securityholders.

                    ARTICLE IV - CALL RIGHTS

     4.1 First Call Right. (a) If Hearth Services Inc., an Iowa corporation ("HSI"), or HTI terminates the employment of any Restricted Holder pursuant to Section 9(e)(ii) or (iii) of the Employment and Non-Competition Agreement between the terminated Restricted Holder and HSI or one of its Affiliates (any Restricted Holder's "Employment Agreement") or if a Restricted Holder terminates his employment with HSI or any Affiliate of HSI, other than on account of (x) death or (y) Disability (as defined in Section 9(f) of such Restricted Holder's Employment Agreement), HTI shall have the right (the "First Call Option"), exercisable by giving written notice to such Restricted Holder (the "First Call Notice") within 90 days after the date of such termination, to purchase from such Restricted Holder, at a price equal to the First Call Price, all (but not less than all) of the Securities owned by such Restricted Holder.

     (b) Except as otherwise provided in Section 4.1(c), the purchase price for any Securities subject to the First Call Option (the "First Call Price") shall be equal to the Applicable Repurchase Price (as defined below) of such Restricted Holder's Securities.

     (c)  The "Applicable Repurchase Price" shall be equal:
(i) with respect to Debentures, the percentage of the principal amount of such Debentures as is set forth below for the period in which the Restricted Holder of such Debentures was terminated, plus accrued but unpaid interest thereon, if any (or the Put Price, if applicable); (ii) with respect to Shares converted from Debentures, the percentage of the principal amount of such Share's Related Debentures as is set forth below for the period in which the Restricted Holder of such Shares was terminated, plus accrued but unpaid interest thereon, if any (or the Put Price, if applicable); (iii) with respect to Nonconvertible Debt, the face amount of such Securities plus accrued but unpaid interest thereon, if any, to the date of redemption, without any discount; (iv) with respect to Additional Shares, the amount paid for such Additional Shares, without any discount; and (v) with respect to Additional Convertible Securities, the applicable price as may be agreed to by the Securityholders and HTI and set forth in such Additional Convertible Securities.


          If Terminated:             Repurchase Price as a
                                    Percentage of Principal
                                            Amount

  Before the first anniversary                70%
  of the date of this Agreement

  On or after the first                       80%
  anniversary of the date of
  this Agreement but before the
  second anniversary of the date
  of this Agreement

  On or after the second                      90%
  anniversary of the date of
  this Agreement but before the
  third anniversary of the date
  of this Agreement

  On or after the third             The greater of 100% or
  anniversary of the date of             the Put Price
  this Agreement

provided, however, that in the case of a Restricted Holder, HTI may repurchase such Restricted Holder's Debenture Securities for an amount equal to the Applicable Repurchase Price less any damages, as determined by a judgment which has become final and non-appealable of a court of competent jurisdiction (which shall, for purposes of this Agreement, be deemed to include any mediation to which the Restricted Holder and the Company have consented, and any arbitration decision rendered, pursuant to
Section 11.8 of either Purchase Agreement) that (i) such Restricted Holder materially breached Section 10 or 11 of such Restricted Holder's Employment Agreement and (ii) in the event such breach was of a type or nature which is susceptible to cure, such Restricted Holder did not cure such breach within 10 days of written notice of such breach; provided further, however, that pending any such judgment, (i) the Restricted Holder may not exercise any rights he may have as a Securityholder and (ii) the subject Debenture Securities and any principal or interest, and dividends or distributions, thereon shall be deposited into an interest bearing escrow account with a financial institution designated by HTI. If such judgment holds that HTI is not entitled to repurchase Debenture Securities pursuant to the first proviso of this Section 4.1(c) and (i) that HTI had reasonable grounds for its assertion that it was entitled to repurchase such Debenture Securities pursuant to the first proviso of this
Section 4.1(c), then HTI shall return to the appropriate Restricted Holder all wrongfully escrowed Debenture Securities, principal, interest, dividends and distributions, plus a total of 10% interest (i.e., including interest earned on the escrow account) computed thereon (in the case of Debenture Securities, on such Debenture Securities' face value) from the date of escrow to the date of return or (ii) that HTI did not have reasonable grounds for its assertion that it was entitled to repurchase Debenture Securities pursuant to the first proviso of this
Section 4.1(c), then HTI shall return to the appropriate Restricted Holder all wrongfully escrowed Debenture Securities, principal, interest, dividends and distributions, plus interest earned on the escrow account, plus 15% interest computed on all escrowed Debenture Securities, principal, interest, dividends and distributions (in the case of Debenture Securities, on such Debenture Securities' face value) from the date of escrow to the date of return. If such judgment holds that HTI was entitled to repurchase Debenture Securities pursuant to the first proviso of this Section 4.1(c), the appropriate Restricted Holder shall pay HTI 10% interest on all escrowed amounts (less any interest thereon from the date of escrow to the date of such judgment).

     4.2 Second Call Right. After the fourth anniversary of the date hereof, HTI shall have the right (the "Second Call Option") exercisable by giving written notice to a Securityholder (the "Second Call Notice") to purchase from such Securityholder, at a price equal to the Put Price, all (but not less than all) of the Securities owned by such Securityholder; provided, however, that
(A) the purchase price for any Additional Shares shall be the greater of the Put Price or the original purchase price paid by the Securityholder for such Shares, and (B) in the case of a Restricted Holder, HTI may repurchase such Restricted Holder's Debenture Securities for an amount equal to the Applicable Repurchase Price less any damages, as determined by a judgment which has become final and non-appealable of a court of competent jurisdiction (which shall, for purposes of this Agreement, be deemed to include any mediation to which the Restricted Holder and the Company have consented and any arbitration decision rendered, pursuant to Section 11.8 of either Purchase Agreement) that (i) such Restricted Holder materially breached Section 10 or 11 of such Restricted Holder's Employment Agreement and (ii) in the event such breach was of a type or nature which is susceptible to cure, such Restricted Holder did not cure such breach within 10 days of written notice of such breach; provided further, however, that pending any such judgment, (i) the Restricted Holder may not exercise any rights he may have as a Securityholder and (ii) the subject Debenture Securities and any principal or interest, and dividends or distributions, thereon, shall be deposited into an interest bearing escrow account with a financial institution designated by HTI. If such judgment holds that HTI is not entitled to repurchase Debenture Securities pursuant to the first proviso of this Section 4.2 and (i) that HTI had reasonable grounds for its assertion that it was entitled to repurchase such Debenture Securities pursuant to the first proviso of this Section 4.2, then HTI shall return to the appropriate Restricted Holder all wrongfully escrowed Debenture Securities, principal, interest, dividends and distributions, plus a total of 10% interest (i.e., including interest earned on the escrow account) computed thereon (in the case of Debenture Securities, on such Debenture Securities' face value) from the date of escrow to the date of return or (ii) that HTI did not have reasonable grounds for its assertion that it was entitled to repurchase Debenture Securities pursuant to the first proviso of this Section 4.2, then HTI shall return to the appropriate Restricted Holder all wrongfully escrowed Debenture Securities, principal, interest, dividends and distributions, plus interest earned on the escrow account plus 15% interest computed on all escrowed Debenture Securities, principal, interest, dividends and distributions (in the case of Debenture Securities, on such Debenture Securities' face value) from the date of escrow to the date of return. If such judgment holds that HTI was entitled to repurchase Debenture Securities pursuant to the first proviso of this Section 4.2, the appropriate Restricted Holder shall pay HTI 10% interest on all escrowed amounts (less any interest thereon from the date of escrow to the date of such judgment).

     4.3 Call Closing. The closing of the purchase of the Securities pursuant to a First Call Option or Second Call Option (each, a "Call Option") shall take place at the offices of HON at 10:00 a.m. local time on a date not more than thirty (30) days after the later to occur of (a) the date the First Call Notice or Second Call Notice, as applicable (each, a "Call Notice"), is received by the Securityholder or (b) the date on which any dispute as to the Relevant EBITDA Report shall have been resolved pursuant to Section 3.2, as HTI shall specify in the Call Notice or, if clause (b) is applicable, subsequent notice to the applicable Securityholder(s). HTI shall be entitled to receive customary representations and warranties as to title, no liens, authority and capacity to sell from such Securityholder regarding such sale. At the closing, the selling Securityholder shall deliver to HTI a certificate or certificates evidencing the Securities then to be purchased by HTI (properly endorsed or accompanied by stock powers or similar appropriate documentation of authority to transfer), against payment of the applicable purchase price for the Securities subject to the Call Option to such Securityholder by certified or cashier's check or wire transfer.

     4.4 Termination of Call Right. The right of HTI to purchase Securities from Securityholders pursuant to Section 4.2 shall terminate upon the consummation after the third anniversary of the Closing of a Public Offering.

     4.5 Price Protection. If a Securityholder's Debenture Securities have been repurchased by HTI pursuant to Sections 3.1 or 4.2 or at the final stated maturity date thereof (other than in connection with a material breach by a Restricted Holder of his obligations under Section 10 or 11 of such Restricted Holder Employment Agreement which is not cured within the applicable cure period) within 365 days prior to consummation of a Public Offering or a Sale (as hereinafter defined) which Public Offering or Sale is consummated during the Protection Period (as hereinafter defined) (a "Qualifying Repurchase"), then HTI shall pay to each Securityholder whose Debenture Securities were so repurchased (the "Covered Securityholders"), such Securityholder's Protection Amount (as hereinafter defined). "Protection Period" shall mean the period commencing on the day after the third anniversary of the date of this Agreement, and ending one year following the final stated maturity date of the Debentures. "Protection Amount" means:

          (i) in the case of a Public Offering, the amount, if positive, equal to (OP minus RP) times NS; and

          (ii) in the case of a Sale, the amount, if positive, equal to ((SP divided by FDS) minus RP) times NS.

     As used in this Section:

          (i) "OP" equals the per share offering price to the public in connection with such Public Offering;

          (ii) "RP" equals the applicable price paid per Security in connection with such Qualifying Repurchase to the Covered Securityholder;

          (iii) "NS" equals the number of shares repurchased by HTI from the Covered Securityholder in the Qualifying
     Repurchase;

          (iv) "SP" equals the value of the proceeds ultimately received by the shareholders of HTI from the Sale, net of
     (A) all Transaction Costs, and (B) any Protection Amounts paid or payable, or that arise or accrue pursuant to, this Agreement or the Heat-N-Glo Securityholders' Agreement; and

          (v) "FDS" means the number of fully-diluted Shares, assuming conversion of all options, warrants, debentures and other rights to acquire Shares.

     The value of the consideration received and the Transaction Costs shall be reasonably determined in good faith by the Board of Directors of HTI, and an internally prepared computation thereof will be delivered, at the request of any Securityholder, to any such requesting Securityholder, which Schedule shall be considered HTI Information as defined in Section 7.10.

     "Sale" means a transaction or a series of related transactions in which: (A) all or substantially all of HTI's assets are sold to an Unrelated Acquiror; (B) HTI is merged or consolidated with or into an Unrelated Acquiror; or (C) one or more stockholders of HTI sell, transfer or otherwise convey to an Unrelated Acquiror more than 50% of the total outstanding equity interests (assuming conversion of all options, warrants, debentures and other rights to acquire Shares) in HTI.

     Protection Amounts shall be payable no later than ten (10) business days following the receipt by HTI or the shareholders of HTI of proceeds of the Sale or Public Offering; provided, however, that to the extent Protection Amounts are based upon proceeds that are deferred or contingent, the payment of such Protection Amounts shall be deferred until the receipt of such consideration.

     If a Sale is structured as a transaction described in clauses (B) or (C) of the above definition of "Sale", each Securityholder hereby acknowledges and agrees that any consideration otherwise payable to such Securityholder in connection with such Sale shall be reduced by such Securityholder's pro rata amount of any amounts payable to Covered Securityholders pursuant to this Section 4.5 or comparable amounts payable to holders of shares who are parties to the Heat-N-Glo Securityholders' Agreement.

     4.6 Adjustment of First Call Price. HTI or its Board of Directors shall adjust the First Call Price or the Put Price, as the case may be, as may be necessary to equitably reflect any stock split, stock dividend or similar recapitalization or reorganization of HTI (other than in connection with a business combination, merger, sale of assets or similar transaction) that results in a change in the number of issued and outstanding shares of Common Stock of HTI in order to prevent any dilution or enlargement of Securityholders' rights and obligations under this
Article IV upon exercise of any First Call Option or Second Call
Option.

      ARTICLE V - SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF

          Any person against whom enforcement of this Agreement is sought hereby declares that it is impossible to measure in money the damages that will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement, including but not limited to the failure to transfer Securities to HON or HTI, and the attempted Transfer of Securities to a third party in contravention of the terms of this Agreement. Therefore, if anyone shall institute any action or proceeding to enforce the provisions hereof or to enjoin any Transfer in contravention of the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that the person instituting such action or proceeding has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists, and also waives any requirement that the party instituting such action furnish a bond of any type.

                ARTICLE VI - CO-SALE PROVISIONS

     6.1  Drag Along Rights.

          (a) Applicability. In connection with a sale by HON or issuance by HTI of more than fifty percent (50%) of the outstanding Shares (assuming conversion of all options, warrants, debentures and other rights to acquire shares) of HTI (a "Majority Sale"), HON shall have the right to require each Securityholder to transfer the portion of its Equity Rights (as defined in Section 6.2) that represents (i) the same percentage of the Shares held by such Securityholder on a fully-diluted as converted basis as the Shares being disposed of by HON represent of the Shares held by HON on a fully-diluted basis; or, if applicable, (ii) the same percentage of the Shares held by such Securityholder on a fully diluted as converted basis as the shares being issued by HTI represent to the total number of shares outstanding before such issuance, calculated on a fully diluted as converted basis. If HON exercises such right in accordance with this Section 6.1(a), each Securityholder shall convert his, her or its Equity Rights into Shares (to the extent a sufficient number of such Equity Rights are not already so converted) in an amount sufficient to satisfy such Securityholder's obligations hereunder no later than immediately prior to the consummation of such Majority Sale.

          (b) Notice of Majority Sale. HON shall give each Securityholder at least ten (10) days' prior written notice of any Majority Sale as to which HON intends to exercise its rights under this Section 6.1. If HON elects to exercise its rights under this Section 6.1, each Securityholder shall take such actions as may be reasonably required and otherwise cooperate in good faith with HON in connection with consummating the Majority Sale (including, without limitation, the voting of any Shares or other voting capital stock of HTI owned by such Securityholder or any affiliate of such Securityholder to approve such Majority Sale). At the closing of such Majority Sale, each Securityholder shall deliver certificates for all Shares to be sold by such Securityholder, duly endorsed for transfer, with the signature guaranteed, to the purchaser against payment of the appropriate purchase price.

     6.2  Co-Sale Rights.

          (a) Applicability. In the event HON proposes to effect a Majority Sale, then at least ten (10) days prior to the closing of such Majority Sale, HON shall make an offer (the "Participation Offer") to each Securityholder to include in the proposed Majority Sale a portion of each Securityholder's Shares, Debenture Securities and Additional Convertible Securities ("Equity Rights") which represents the same percentage of the Shares held by such Securityholder on a fully-diluted basis as the Shares being sold by HON represent of the total number of Shares held by HON; provided, that if the consideration to be received by HON includes any securities, each Securityholder must evidence to the reasonable satisfaction of HON that the Securityholder meets applicable state and federal securities law criteria in order to participate in such transfer.

          (b) Terms of Participation Offer. The Participation Offer shall describe the proposed Majority Sale and shall be conditioned upon (i) the consummation of the transactions contemplated in the Participation Offer with the transferee named therein, (ii) the Securityholder's execution and delivery of all agreements and other documents as HON is required to execute and deliver in connection with such Majority Sale, and (iii) converting its Equity Rights into Shares (to the extent a sufficient number of such Debentures are not already so converted) in an amount sufficient to fulfill the Participation Offer no later than immediately prior to the consummation of such Majority Sale. If any Securityholder shall accept the Participation Offer, HON shall reduce, to the extent necessary, the number of Shares HON otherwise would have sold in the proposed Majority Sale so as to permit each Securityholder who accepted the Participation Offer to sell the number of Shares that it is entitled to sell under this Section 6.2, and HON shall Transfer, and each Securityholder who accepted the Participation Offer shall Transfer, the number of Shares specified in the Participation Offer to the proposed transferee in accordance with the terms of such Transfer as set forth in the Participation Offer.

     6.3  Put and Call Inapplicable.  The provisions of Articles
II and III shall not apply to any sale pursuant to this
Article VI.

     6.4  Sale Other Than Majority Sales.  In connection with any
Sale (other than a Majority Sale), each Securityholder shall vote his or her Securities and take such actions as may be necessary to consummate such sale.

     6.5 Price and Terms. All Securities transferred by Securityholders pursuant to this Article VI shall be sold at the same price and terms and otherwise treated identically with the Securities being sold by HON in all respects except as set forth below. In the event of any Sale or Majority Sale (i) with respect to indemnification obligations relating to or resulting from any such Sale or Majority Sale, each such Securityholder shall be liable for only (A) those indemnification obligations relating to the business of HTI and its operating units and divisions, and indemnification as to matters relating individually to such Securityholder, and (B) that percentage of the total indemnification obligations as is equal to the percentage that the sale proceeds received by such Securityholder bears to the overall consideration paid in such Sale or Majority Sale, but in any event not to exceed the sales proceeds actually received by such Securityholder, (ii) if the price per Security paid in such Sale or Majority Sale, or the proceeds in any Sale referred to in clause (A) of the definition of Sale, is less than
(x) the applicable Put Price, less (y) the amount of indemnification required of a Securityholder (the "Adjusted Put Price"), at the time of the such Sale or Majority Sale, HTI shall pay the selling Securityholders an amount equal to the difference between such price or proceeds and the Adjusted Put Price; and
(iii) in the case of a Sale or Majority Sale consummated before the third anniversary of the Closing, if at the time such Sale or Majority Sale is consummated HTI shall have met the EBITDA criteria set forth in HTI's then-effective consolidated strategic plan for the four fiscal quarters immediately preceding the consummation of the Sale or Majority Sale or such shorter period of combined operations as shall have elapsed since the Closing (which strategic plan shall be consistent with the projected financial statements set forth in the Bowles Hollowell Conner/First Union Capital Markets Corp. Confidential Information Memorandum dated September 1999, attached as Exhibit 6.5(i), and the Hearth Technologies Inc. Strategic Plan 2000-2002, attached as Exhibit 6.5(ii)), HTI shall pay each Securityholders an amount equal to fifteen percent (15%) of the principal amount of Debentures held by such Securityholders at the time the Sale or Majority Sale is consummated.

                  ARTICLE VII - MISCELLANEOUS

     7.1 Term. This Agreement shall commence on the date hereof and shall continue until terminated upon the first to occur of either (a) dissolution of HTI or (b) the voluntary agreement, in writing, of all parties who are then bound by the terms hereof.

     7.2 Notices. All notices given under the terms of this Agreement shall be in writing and shall be deemed given when delivered in person or sent by courier or U.S. registered or certified mail, postage prepaid, addressed to the party to be notified at (a) the principal office of HTI, in case of notices to HTI, (b) the principal office of HON, in case of notices to HON, and (c) the address of the Securityholder set forth in the records of HTI (or such other address as is notified to HTI in accordance with this terms of this Section 7.2) or the address of an attorney-in-fact of the Securityholder appointed pursuant to
Section 7.8 hereof, in the case of notices to any Securityholder.

     7.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns, and such other persons who may from time to time become owners of Shares.

     7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa.

     7.5 Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by all the parties.

     7.6  Entire Agreement.  This Agreement contains the entire
Agreement of the parties and supersedes all other agreements, oral or written between the parties, with respect to the subject matter hereof, except for any other agreements signed contemporaneously herewith.

     7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

     7.8 Power of Attorney. (a) Each Securityholder who is an Affiliate of an Allied Seller, by executing this Agreement or a counterpart hereof, does hereby irrevocably constitute and appoint Skoronski, with full power of substitution, as such Securityholder's true and lawful attorney-in-fact, in his, her or its name, place and stead, to execute, deliver and receive any notices or any other instruments and documents contemplated by or relating to this Agreement.

     (b) Each Securityholder who is an Affiliate of an AFC Seller, by executing this Agreement or a counterpart hereof, does hereby irrevocably constitute and appoint, with full power of substitution, Mercer as such Securityholder's true and lawful attorney-in-fact, in his, her or its name, place and stead, to execute, deliver and receive any notices or any other instruments and documents contemplated by or relating to this Agreement.

     7.9 Attorneys' Fees. In the event of any dispute among the parties hereto arising out of or related to this Agreement involving mediation, arbitration and/or litigation, HON, HTI and the Securityholders agree that, except as may be otherwise agreed by the parties or ordered by any mediator, arbitrator or court of competent jurisdiction, the party or parties against whom a final determination is made will reimburse the other party or parties for all fees, costs and expenses of counsel incurred by such party or parties with respect to such mediation, arbitration and/or litigation.

     7.10  HTI Information.

          (a) Until the consummation of a Public Offering on or after the third anniversary of this Agreement, HTI shall mail to each Securityholder, at such Securityholder's address as it appears on the records of HTI, (i) on a quarterly basis, a copy of the EBITDA Report for the four preceding fiscal quarters and (ii) on a monthly basis until the occurrence of a Public Offering a copy of the regular monthly financial report provided to HON by HTI (collectively, "HTI Information"); provided, however, that neither HON nor HTI shall have any liability with respect to HTI Information, except to the extent HTI Information is included in a Relevant EBITDA Report, and then only to the extent provided in Articles III and IV.

          (b) Each Securityholder agrees that he, she or it will keep all HTI Information in strict confidence, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any HTI Information (except in the course of any regular authorized duties on behalf of HTI such Securityholder may have). Each Securityholder agrees that the obligations of confidentiality hereunder shall survive termination of his, her or its status as a Securityholder, until and unless any such HTI Information shall have become, through no fault of such Securityholders, generally known to the public or such Securityholder is required by law to make disclosure (after giving HTI notice and an opportunity to contest such requirement). Each Securityholder's obligations under this Section 7.10 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality that such Securityholder may have to HTI under general legal or equitable principles.

          (c) Except in the ordinary course of HTI's business, no Securityholder shall make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting HTI Information. All such documents and other property furnished to any Securityholder by HTI or otherwise acquired or developed by HTI shall at all times be the property of HTI. Upon termination of any Securityholder's status as a Securityholder, such Securityholder will return to HTI any HTI Information that is in the possession, custody or control of such Securityholder.

          (d) Each Securityholder acknowledges and agrees that a violation of the foregoing provisions of this Section 7.10 that results in material detriment to HTI would cause irreparable harm to HTI, and that HTI's remedy at law for any such violation would be inadequate. In recognition of the foregoing, each Securityholder agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without any necessity or proof of actual damages, HTI shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

          (e) Each Securityholder hereby acknowledges that such Securityholder is aware HON is a public company, HTI is a material subsidiary of HON, and that applicable securities laws may prohibit any Person who has material, non-public information from purchasing or selling securities of the company to which such information relates or from communicating the information to any other Person, and that any such purchases or sales of a Securityholder when in possession of material non-public HTI Information may constitute a violation of federal securities laws.

          (f) For the purposes of this Section 7.10, "HTI" shall include its subsidiaries as they may exist from time to time.

     7.11 CFO Certificate. Upon the occurrence of any adjustment of the First Call Price, the Equity Value or the Put Price pursuant to Section 3.5 or 4.6, HTI at its expense promptly shall furnish to each Securityholder a certificate signed by the Chief Financial Officer of HTI disclosing the First Call Price, Equity Value or Put Price, as the case may be, as adjusted, and the basis upon which such adjustment was made.

     7.12 Anniversary Date. In any year that is not a leap year, the anniversary date of this Agreement shall be February
28th of such year.

     IN WITNESS WHEREOF, the parties have executed this Securityholders' Agreement on the date first above written.



                            HON INDUSTRIES INC.

                            By:  /s/ James I. Johnson
                               James I. Johnson
                               Vice President, General Counsel
                                  and Secretary


                            HEARTH TECHNOLOGIES INC.

                            By:   /s/ James I. Johnson
                                 James I. Johnson
                                 Vice President and Secretary


                            SECURITYHOLDERS:


                              /s/ Ron F. Skoronski
                            Ron F. Skornonski, individually


                              /s/ Kirk R. Sorensen
                            Kirk R. Sorensen, individually


                            MADISON FIRE PLACE, INC.

                            By:  /s/ Ron F. Skoronski
                               Ron F. Skoronski, President


                            FIREPLACE & SPA, INC.

                            By:  /s/ Ron F. Skoronski
                               Ron F. Skoronski, Chairman


                            THE MINOCQUA FIREPLACE COMPANY

                            By:  /s/ Ron F. Skoronski
                               Ron F. Skoronski, President


                            AMERICAN FIREPLACE COMPANY

                            By:  /s/ Philip T. Mercer
                               Philip T. Mercer, President


                            HEARTH & HOME, INC.

                            By:  /s/ James E. Setree
                               James E. Setree, President


                              /s/ Philip T. Mercer
                            Philip T. Mercer, individually


                              /s/ Amy L. Doody
                            Amy L. Doody, individually


                              /s/ Michael D. Mercer
                            Michael D. Mercer, individually


                              /s/ Richard A. Grove, Jr.
                            Richard A. Grove, Jr., individually


                              /s/ David E. Scott
                            David E. Scott, individually


                              /s/ James E. Setree
                            James E. Setree, individually

               Exhibit 3.2 -- Consolidated EBITDA


     "Consolidated EBITDA" shall mean, for any period, Consolidated Operating Income (as defined below) (i) increased by, to the extent deducted in arriving at Consolidated Operating Income, the sum of (A) consolidated depreciation and amortization expense, (B) non-recurring expense, (C) extraordinary losses (net of extraordinary gains), and (D) extraordinary professional and other similar sale expense (other than amortization) arising from the transactions contemplated by the Purchase Agreements, (ii) further increased by amortization expense associated with goodwill that exists on HTI's balance sheet immediately prior to the consummation of the Acquisitions, (iii) minus any non-recurring income that is recognized during the Measurement Period and is included in Consolidated Operating Income, all as determined by HON (the "EBITDA Report"). "Consolidated Operating Income" shall mean, for any period, the respective dollar amount for the account titled "Operating Income" in HTI's internal consolidated statement of income, calculated on a basis consistent with the statement of income for the 11-month period ended November 1999 of HTI. If, during the Measurement Period, HTI, or any HTI subsidiary, (i) completes any acquisition accounted for under the purchase method of accounting, or any Disposition, then Consolidated EBITDA shall be adjusted to reflect the consolidated EBITDA HTI would have generated had such acquisition or Disposition been consummated immediately prior to the Measurement Period, or (ii) operates the Business, the Acquired Assets, the Allied Assets or any other operating business unit of HTI other than as an entity or operating unit consolidated with HTI, then Consolidated EBITDA shall be adjusted to reflect such operations as if they had been included in HTI's internal consolidated financial statements.